Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $1.6 Million

Revenues of $4.1 million for Q4 2009

New share repurchase program announced

Redwood City, California, December 3, 2009 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its fourth fiscal quarter and fiscal year ended October 31, 2009 and certain other matters.

Results for Fourth Quarter Ended October 31, 2009

For its fourth quarter, Versant reported revenues of $4.1 million compared to $6.0 million for the same quarter last year, representing a decrease of approximately 31%. This decrease was primarily due to the fact that the Company’s license transactions in the quarter were for generally smaller transaction amounts compared to the prior year. No customer accounted for more than 10% of total revenues in the quarter.

Net income for the quarter was $1.6 million and diluted net income per share was $0.45, compared to net income of $2.2 million and diluted net income per share of $0.59 for the fourth quarter of fiscal 2008. Diluted net income per share for the quarter includes an income tax benefit of $0.26 or approximately $939,000, which amount represents management’s judgment of the realizability of the Company’s deferred tax assets.

Versant’s cash and cash equivalents balance increased by approximately $1.1 million to $27.8 million during the quarter.

Results for Fiscal Year Ended October 31, 2009

Revenues were approximately $18.2 million for the fiscal year ended October 31, 2009 compared to approximately $25.3 million for fiscal year 2008, a decrease of approximately 28%. This decrease was primarily attributable to generally smaller license transaction amounts compared to the prior year particularly with our larger value added resellers, and to a lesser extent, the strengthening in value of the US dollar against the euro for approximately $1.2 million. The Company believes that the reduction of our revenues is principally a result of the current recessionary economic environment.

Net income for fiscal year 2009 was $4.8 million, a decrease of 49% over the record net income of $9.5 million in fiscal year 2008, and diluted net income per share for fiscal 2009 was $1.32 (including $0.26 for the income tax benefit related to the estimated realizability of the Company’s deferred tax assets) compared to diluted net income per share of $2.51 in fiscal 2008.

New Stock Repurchase Program Approved

Versant’s Board of Directors has approved a new stock repurchase program. Under the program, Versant is authorized to repurchase up to $5.0 million worth of its outstanding common shares from time to time on the open market, in block trades or otherwise.  Whether any such repurchases are made will depend on market conditions, the share price and other factors. The program may be suspended or discontinued at any time and no assurance can be given that any stock repurchases will in fact be made under this program. Any repurchases made under the program are expected to be funded from the Company’s working capital.

The new stock repurchase program succeeds Versant’s fiscal year 2009 repurchase program, which expired by its terms on October 31, 2009.  Under that repurchase program the Company repurchased a total of 222,688 common shares from December 2008 to October 2009 at an average price of $14.55 per share for a total amount of approximately $3.2 million.

Guidance for Fiscal 2010

“This last year was a very challenging year for Versant, as we witnessed a significant decline in license revenues from our base of customers, especially from some of our larger value added resellers. Despite the difficult economic environment, the Company generated $1.32 in diluted income per share and achieved net positive cash flow notwithstanding significant cash outflows related to our acquisition of db4o and repurchases of our stock in fiscal 2009”, said Jochen Witte, CEO of Versant Corporation.

“One of the principal focus points of the Company is to achieve long-term, profitable growth by increasing our base of value added resellers and other customers. Therefore, Versant has plans to increase its sales and marketing spending levels by approximately 20% in fiscal 2010 compared to the prior year. The Company expects to recognize benefits from these additional sales and marketing expenditures over the medium term, and currently expects its total revenues in fiscal year 2010 to be essentially unchanged from its fiscal year 2009 total revenues of $18.2 million. Due to the projected increased spending in sales and marketing and anticipated SOX 404 compliance costs, the Company is currently projecting Income from Operations of approximately $2.8 million for fiscal year 2010.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for

Global 2000 companies such as Ericsson, Verizon, Siemens, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding guidance and forecasts of our future operating results including our currently forecasted total revenues and income from operations for our fiscal year ending October 31, 2010, our currently anticipated increased sales and marketing expense, our expectations regarding the future effect of such increased sales and marketing expense, expected increased expenses associated with SOX 404 compliance in fiscal 2010, and our objectives regarding increasing our customer base.  These forward-looking statements are based on our assessment of the general economic environment in fiscal 2010 and on various assumptions and estimates which may prove to be incorrect. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact, severity and duration of the current downturn in the global economy, which may reduce our customers’ revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services or delay such decisions; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors or delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; the impact of actions of our competitors or new technologies; our failure to retain existing customers or to develop and retain significant new customers, including customers in new markets; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s ability to successfully manage its costs and operations, its ability to effectively utilize any increases in its sales and marketing expense and to maintain its cash flows and adequate working capital; and any failure of our efforts to capitalize on our db4o database business or to ultimately make that business profitable.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ended October 31, 2008, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Thursday, December 3, 2009
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-877-941-2069
International:	1-480-629-9713
Conference ID:	4188186
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00006E28

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until December 10, 2009.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	4188186

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

(unaudited)

	October 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$27,812	$27,234
Trade accounts receivable, net of allowance for doubtful accounts of $36 and $16 at October 31, 2009 and October 31, 2008, respectively	2,251	2,801
Deferred income taxes	939	—
Other current assets	633	399
Total current assets	31,635	30,434

Property and equipment, net	488	670
Goodwill	8,410	6,720
Intangible assets, net	802	565
Other assets	38	172
Total assets	$41,373	$38,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$154	$371
Accrued liabilities	1,215	1,542
Deferred revenues	3,475	3,120
Total current liabilities	4,844	5,033

Deferred revenues	177	317
Other long-term liabilities	95	57
Total liabilities	5,116	5,407

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,552,946 shares issued and outstanding at October 31, 2009, and 3,746,581 shares issued and outstanding at October 31, 2008	95,730	97,717
Accumulated other comprehensive income	434	183
Accumulated deficit	(59,907)	(64,746)
Total stockholders’ equity	36,257	33,154
Total liabilities and stockholders’ equity	$41,373	$38,561

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,	October 31,	October 31,	October 31,
	2009	2008	2009	2008

Revenues:
License	$1,846	$3,592	$9,045	$15,922
Maintenance	2,216	2,277	8,833	9,041
Professional services	77	124	272	335
Total revenues	4,139	5,993	18,150	25,298

Cost of revenues:
License	67	76	273	309
Amortization of intangible assets	77	79	373	315
Maintenance	372	342	1,452	1,446
Professional services	33	38	133	112
Total cost of revenues	549	535	2,231	2,182

Gross profit	3,590	5,458	15,919	23,116

Operating expenses:
Sales and marketing	1,055	924	4,101	3,620
Research and development	973	907	3,969	4,066
General and administrative	848	1,235	3,665	5,479
Restructuring	139	—	139	—
Total operating expenses	3,015	3,066	11,874	13,165

Income from operations	575	2,392	4,045	9,951
Interest and other income, net	1	280	232	871
Income from continuing operations before taxes	576	2,672	4,277	10,822
Income tax benefit (expense)	1,034	(439)	562	(1,431)
Net income from continuing operations	1,610	2,233	4,839	9,391
Net income from discontinued operations, net of income taxes	—	—	—	98
Net income	$1,610	$2,233	$4,839	$9,489

Basic income per share:
Net income from continuing operations	$0.45	$0.60	$1.33	$2.52
Net income from discontinued operations, net of income taxes	$—	$—	$—	$0.02
Net income per share, basic	$0.45	$0.60	$1.33	$2.54

Diluted income per share:
Net income from continuing operations	$0.45	$0.59	$1.32	$2.48
Net income from discontinued operations, net of income taxes	$—	$—	$—	$0.03
Net income per share, diluted	$0.45	$0.59	$1.32	$2.51

Shares used in per share calculation:
Basic	3,560	3,746	3,626	3,729
Diluted	3,610	3,786	3,663	3,783

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$17	$16	$59	$58
Sales and marketing	$42	$68	$137	$221
Research and development	$52	$54	$218	$178
General and administrative	$126	$156	$556	$464